UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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HASHICORP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 HashiCorp, Inc.
101 Second Street, Suite 700
San Francisco, California 94105

July 9, 2024

AMENDMENT TO THE PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA WEBCAST ON JULY 15, 2024

This amendment, dated July 9, 2024 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement on Schedule 14A, dated June 13, 2024 (as it may be amended or supplemented from time to time, the “proxy statement”), filed by HashiCorp, Inc. (which we refer to as “HashiCorp,” “we,” “our,” “us” and similar words). Terms used in this amendment that are not defined have the meaning given to them in the proxy statement.

As of the date of this amendment, HashiCorp is aware of three complaints (which we refer to collectively as the “complaints”) that have been filed by purported stockholders of HashiCorp against HashiCorp and members of the HashiCorp Board seeking to enjoin the merger and to obtain other relief. One complaint (captioned Graff v. HashiCorp, Inc., et al., No. 4:24-cv-03468-DMR, filed on June 10, 2024) has been filed in the U.S. District Court for the Northern District of California; this complaint has been voluntarily dismissed with prejudice. Two complaints (captioned Collins v. HashiCorp, Inc., et al., Index No. 653188/2024, filed on June 25, 2024, and Carroll v. HashiCorp, Inc., et al., Index No. 653260/2024, filed on June 26, 2024) have been filed in the Supreme Court of the State of New York, County of New York.

The two pending complaints assert claims against the defendants for breach of fiduciary duties for issuing the proxy statement with alleged omissions and misrepresentations of material information. The two pending complaints seek, among other relief, to enjoin HashiCorp from proceeding with the merger unless and until HashiCorp cures certain alleged disclosure deficiencies in the proxy statement and for an award of attorneys’ fees and costs.

In addition to the complaints, as of the date of this amendment, HashiCorp has received 14 demand letters (which are referred to collectively as the “demand letters”) from purported stockholders of HashiCorp with respect to the merger. The allegations in the demand letters regarding the proxy statement are substantially similar to the allegations in the complaints regarding the proxy statement.

The purpose of this amendment is to provide supplemental information in the proxy statement (which we refer to as the “supplemental disclosures”). Except as described in the supplemental disclosures, the information provided in the proxy statement is not amended, supplemented or otherwise modified. If information in the supplemental disclosures differs from or updates information contained in the proxy statement, then the information in the supplemental disclosures is more current and supersedes the different information contained in the proxy statement.

THE SUPPLEMENTAL DISCLOSURES SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

HashiCorp does not believe the supplemental disclosures are required or necessary under any applicable laws. However, solely to minimize the expense and distraction, and to avoid the uncertainty, of any litigation, HashiCorp is electing to make the supplemental disclosures set forth below in response to the two pending complaints and the demand letters. HashiCorp denies the allegations in the complaints and the demand letters, and denies that any violation of law has occurred. HashiCorp believes that the proxy statement disclosed all material information required to be disclosed and denies that any of the supplemental disclosures are material or are otherwise required to be disclosed. Nothing in the supplemental disclosures should be deemed an admission of the legal necessity or materiality of any supplemental disclosures under any applicable laws.

Supplemental Disclosures

All paragraph headings and page references refer to the headings and pages in the proxy statement before any additions or deletions resulting from the supplemental disclosures or any other amendments. The supplemental disclosures are identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the proxy statement.

Transaction Summary

A new second paragraph is added under the caption “Litigation Relating to the Merger” on page 14. As a result, the existing second paragraph is revised as indicated below and is now the third paragraph.

On June 25, 2024, a purported stockholder of HashiCorp filed a complaint in the Supreme Court of the State of New York, County of New York against HashiCorp and the members of the HashiCorp Board. This complaint is captioned Collins v. HashiCorp, Inc., et al., Index No. 653188/2024. On June 26, 2024, another purported stockholder of HashiCorp filed another complaint in the Supreme Court of the State of New York, County of New York against HashiCorp and the members of the HashiCorp Board. This complaint is captioned Carroll v. HashiCorp, Inc., et al., Index No. 653260/2024. Both complaints assert that the defendants violated their fiduciary duties of care, loyalty, good faith and disclosure owed to HashiCorp stockholders for issuing HashiCorp’s definitive proxy statement with alleged omissions and misrepresentations of material information. Both complaints seek, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants cure certain alleged disclosure deficiencies in the proxy statement; (2) rescind the merger and recover damages; and (3) recover reasonable attorneys’ and experts’ fees and expenses.

HashiCorp believes that these lawsuits are without merit, but there can be no assurance that HashiCorp will ultimately prevail in these or other lawsuits. Additional lawsuits may be filed before the special meeting or the consummation of the merger.

The Merger

The third paragraph on page 40, under the caption “Background of the Merger,” is amended and restated to read as follows:

On February 5, 2024, IBM delivered a non-binding written proposal to acquire HashiCorp for $29.00 in cash per share of our common stock (which we refer to as the “Initial IBM Proposal”). As part of the Initial IBM Proposal, IBM requested that HashiCorp agree to negotiate exclusively with IBM with respect to a sale of HashiCorp. The Initial IBM Proposal did not mention potential individual roles or employment arrangements with IBM following an acquisition.

The first paragraph on page 42, under the caption “Background of the Merger,” is amended and restated to read as follows:

On March 15, 2024, IBM delivered a revised non-binding written proposal to acquire HashiCorp for $33.50 in cash per share of our common stock (which we refer to as the “First Revised IBM Proposal”). As part of the First Revised IBM Proposal, IBM requested that HashiCorp agree to negotiate exclusively with IBM with respect to a sale of HashiCorp. The First Revised IBM Proposal did not mention potential individual roles or employment arrangements with IBM following an acquisition.

The seventh paragraph on page 42, under the caption “Background of the Merger,” is amended and restated to read as follows:

On March 19, 2024, IBM delivered a revised non-binding written proposal to acquire HashiCorp for $34.50 in cash per share of our common stock (which we refer to as the “Second Revised IBM Proposal”). As part of the Second Revised IBM Proposal, IBM requested that HashiCorp agree to negotiate exclusively with IBM with respect to a sale of HashiCorp. The Second Revised IBM Proposal did not mention potential individual roles or employment arrangements with IBM following an acquisition.

The last paragraph on page 43, under the caption “Background of the Merger,” is amended and restated to read as follows:

On March 28, 2024, IBM delivered a revised non-binding written proposal to acquire HashiCorp for $35.00 in cash per share of our common stock (which we refer to as the “Final IBM Proposal”). As part of the Final IBM Proposal, IBM requested that HashiCorp agree to negotiate exclusively with IBM with respect to a sale of HashiCorp. The Final IBM Proposal did not mention potential individual roles or employment arrangements with IBM following an acquisition.

The first full paragraph on page 53, under the caption “Opinion of Qatalyst Partners LP,” is amended and restated to read as follows:

In arriving at its opinion, Qatalyst Partners reviewed a draft of the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of HashiCorp. Qatalyst Partners also reviewed the Financial Projections (which, for purposes of this section captioned “—Opinion of Qatalyst Partners LP” only, refers only to the HashiCorp Long-Term Plan as defined in the section of this proxy statement captioned “—Background of the Merger”).~~as defined in the section of this proxy statement captioned “The Merger—Financial Projections.”~~ Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of HashiCorp with senior management of HashiCorp. Qatalyst Partners also reviewed the historical market prices and trading activity for HashiCorp’s Class A common stock and compared the financial performance of HashiCorp and the prices and trading activity of HashiCorp’s Class A common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

Item “(c),” of the bulleted list on page 54, under the first paragraph of the section captioned “Opinion of Qatalyst Partners LP—Discounted Cash Flow Analysis,” is amended and restated to read as follows:

(c)	the net cash of HashiCorp as of January 31, 2024, as disclosed in HashiCorp’s Annual Report on Form 10-K for the year ended January 31, 2024 ($1,279 million); and

The chart on page 55, under the second paragraph of the section captioned “Opinion of Qatalyst Partners LP—Selected Companies Analysis,” is amended and restated to read as follows:

Selected Infrastructure Software Companies	CY2024E Revenue Multiple	Enterprise Value (million)
Gitlab Inc.	11.9x	$8,730
CyberArk Software Ltd.	10.9x	$10,116
Confluent, Inc.	9.9x	$9,434
JFrog Ltd.	9.8x	$4,168
Dynatrace, Inc.	8.4x	$13,503
Elastic N.V. Inc.	7.7x	$10,884
Tenable Holdings, Inc.	6.5x	$5,905
UiPath, Inc.	6.5x	$10,057
Okta, Inc.	6.4x	$16,004
DigitalOcean Holdings, Inc.	5.8x	$4,467
PagerDuty, Inc.	4.4x	$2,068
Selected Profitable Software Companies
ServiceNow Inc.	13.9x	$151,187
Palo Alto Networks, Inc.	11.7x	$98,959
Adobe Inc.	9.8x	$215,162
Workday, Inc.	8.0x	$67,045
Salesforce, Inc.	7.2x	$274,314

The chart beginning on page 56, under the first paragraph of the section captioned “Opinion of Qatalyst Partners LP—Selected Transactions Analysis,” is amended and restated to read as follows:

Announcement Date	Target	Acquiror	LTM Revenue Multiple	NTM Revenue Multiple	FD Enterprise Value (million)
02/15/24	Altium Limited	Renesas Electronics Corporation	20.4x	16.4x	$5,763
01/16/24	Ansys, Inc.	Synopsys, Inc.	16.1x	14.5x	$34,841

04/11/22	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	15.7x	13.3x	$6,881
06/06/22	Anaplan, Inc.	Thoma Bravo, L.P.	16.0x	12.8x	$10,120
10/15/18	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x	$1,841
06/10/19	Tableau Software, Inc	salesforce.com, inc.	13.2x	10.9x	$15,676
07/26/21	Medallia, Inc.	Thoma Bravo, L.P.	13.0x	10.8x	$6,446
09/18/14	Concur Technologies, Inc.	SAP America, Inc.	12.6x	10.2x	$8,286
08/18/11	Autonomy Corporation plc	HP Inc.	11.8x	9.6x	$10,944
04/26/21	Proofpoint, Inc.	Thoma Bravo, L.P.	10.8x	9.4x	$11,313
10/28/18	Red Hat, Inc.	IBM	10.8x	9.3x	$33,622
04/22/24	Matterport, Inc.	CoStar Group, Inc.	10.3x	9.3x	$1,629
08/08/22	Avalara, Inc.	Vista Equity Partners	10.7x	8.8x	$8,411
08/19/21	Inovalon Holdings, Inc.	Nordic Capital	10.0x	8.8x	$7,209
12/07/21	Mimecast Ltd	Permira	10.0x	8.8x	$5,538
10/23/23	EngageSmart, Inc.	Vista Equity Partners	10.6x	8.8x	$3,677
12/12/22	Coupa Software Inc.	Thoma Bravo, L.P.	9.8x	8.4x	$8,003
03/08/21	Pluralsight, Inc.	Vista Equity Partners	9.8x	8.4x	$3,823
10/11/22	ForgeRock, Inc.	Thoma Bravo, L.P.	10.5x	8.4x	$1,970
02/04/19	Ultimate Software Group, Inc.	Investor group led by Hellman and Friedman	10.0x	8.4x	$10,892
04/11/22	Datto, Inc.	KaseyaLtd and Insight Partners	9.7x	8.3x	$6,011
01/29/18	Callidus Software Inc.	SAP SE	9.8x	8.3x	$2,356
12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	9.1x	8.2x	$10,186
12/17/17	Aconex Limited	Oracle Corp	9.4x	8.1x	$1,207
08/22/19	Carbon Black, Inc.	VMware, Inc.	9.2x	8.0x	$2,106
08/03/22	Ping Identity Corp.	Thoma Bravo, L.P.	8.9x	8.0x	$2,804
09/28/22	BTRS Holdings Inc.	EQT X Fund	9.7x	7.9x	$1,474
05/22/12	Ariba, Inc.	SAP SE	8.8x	7.8x	$4,437
06/12/19	Medidata, Inc.	Dassault Systèmes SE	8.8x	7.5x	$5,785
03/10/21	Talend S.A.	Thoma Bravo, L.P.	8.5x	7.4x	$2,449
09/21/23	Splunk Inc.	Cisco Systems, Inc.	7.7x	7.1x	$29,552
03/13/23	Qualtrics International Inc.	Silver Lake Technology Management, LLC and Canada Pension Plan Investment Board	8.0x	7.1x	$11,741
01/09/23	Duck Creek Technologies, Inc.	Vista Equity Partners	7.7x	7.0x	$2,400

11/11/18	Apptio Inc.	Vista Equity Partners	8.1x	7.0x	$1,823
12/20/13	Responsys, Inc.	Oracle Corp	8.1x	6.9x	$1,572
02/12/19	Ellie Mae, Inc.	Thoma Bravo, L.P.	7.0x	6.8x	$3,347
12/24/18	MINDBODY, Inc.	Vista Equity Partners	7.8x	6.7x	$1,888
04/18/16	Cvent, Inc.	Vista Equity Partners	8.0x	6.5x	$1,502
03/14/23	Cvent, Inc.	Blackstone Inc.	7.6x	6.5x	$4,590
06/04/13	ExactTarget, Inc.	Salesforce, Inc.	7.9x	6.5x	$2,570
12/04/19	Instructure Holdings, Inc.	Thoma Bravo, L.P.	7.7x	6.5x	$1,887
08/01/16	Fleetmatics Group Limited	Verizon Communications Inc.	7.6x	6.3x	$2,371
10/24/11	RightNow Technologies, Inc.	Oracle Corp	7.4x	6.2x	$1,599
08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	6.3x	5.9x	$5,238
12/01/21	Blue Prism Group Plc	SS&C Technologies Holdings, Inc.	7.2x	5.8x	$1,483
07/31/23	New Relic, Inc.	Francisco Partners Management, L.P. and TPG Capital, L.P.	6.4x	5.8x	$6,119
02/09/12	Taleo Corporation	Oracle Corp	6.3x	5.3x	$1,940
10/03/18	Hortonworks, Inc.	Cloudera, Inc.	6.4x	5.3x	$1,993
10/27/22	UserTesting, Inc.	Thoma Bravo, L.P.	6.2x	5.3x	$1,090
06/28/21	QAD Inc.	Thoma Bravo, L.P.	5.8x	5.3x	$1,824
06/01/21	Cloudera, Inc.	Kohlberg Kravis Roberts & Co. L.P. and Clayton, Dubilier & Rice, LLC	5.5x	5.2x	$4,884
05/26/22	VMware, Inc.	Broadcom Inc.	5.4x	5.1x	$69,242
10/10/18	Imperva, Inc.	Thoma Bravo, L.P.	5.4x	5.1x	$1,863
01/31/22	Citrix Systems, Inc.	Evergreen Coast Capital and Vista Equity Partners	5.2x	5.1x	$16,519
10/14/19	Sophos Group PLC	Thoma Bravo, L.P.	5.5x	5.0x	$3,948
12/23/18	MYOB Group Ltd.	Kohlberg Kravis Roberts & Co. L.P.	5.4x	4.9x	$1,708
04/08/24	Model N, Inc.	Vista Equity Partners	5.0x	4.8x	$1,274
10/23/17	BroadSoft, Inc.	Cisco Systems Inc	5.3x	4.6x	$1,892

10/29/12	OPNET Technologies, Inc.	Riverbed Technology Inc	5.1x	4.4x	$917
12/18/23	Alteryx, Inc.	Clearlake Capital Group, L.P. and Insight Partners	4.7x	4.2x	$4,352
02/09/23	Sumo Logic, Inc.	Francisco Partners	4.9x	4.2x	$1,407
06/15/15	Dealertrack Technologies, Inc.	Cox Automotive, Inc.	4.9x	4.1x	$4,617
11/11/18	athenahealth, Inc.	Veritas Capital and Elliott Investment Management L.P.	4.3x	3.9x	$5,649
03/01/24	Everbridge, Inc.	Thoma Bravo, L.P.	4.0x	3.9x	$1,786
11/27/17	Barracuda Networks, Inc.	Thoma Bravo, L.P.	3.8x	3.6x	$1,398
05/18/16	inContact, Inc.	NICE Ltd.	4.2x	3.6x	$973
12/17/19	LogMeIn, Inc.	Francisco Partners Management, L.P.	3.5x	3.4x	$4,418
08/22/19	Pivotal Corp	VMware, Inc.	3.9x	3.4x	$2,667
08/27/12	Kenexa Corp	IBM	4.0x	3.3x	$1,302
07/01/11	Blackboard Inc.	Providence Equity Partners LLC	3.7x	3.2x	$1,750
08/31/16	Interactive Intelligence Group Inc.	Genesys Telecommunications Laboratories Inc. (backed by Permira)	3.4x	3.2x	$1,421
08/09/23	Avid Technology, Inc.	Symphony Technology Group, LLC	3.3x	3.0x	$1,408
03/13/23	Momentive Global Inc.	Symphony Technology Group, LLC	3.1x	3.0x	$1,474
11/11/19	Carbonite, Inc.	Open Text Corporation	2.8x	2.7x	$1,436
05/04/23	Software AG	Silver Lake Technology Management, LLC	2.8x	2.6x	$2,945
11/02/15	Constant Contact, Inc.	Endurance International Group, Inc.	2.6x	2.3x	$924

The second paragraph on page 58, in the section captioned “Opinion of Qatalyst Partners LP—Selected Transactions Analysis,” is amended and restated to read as follows:

Based on the analysis of the NTM revenue multiples for the selected transactions and its professional judgment, Qatalyst Partners selected a representative multiple range of 5.0x to 9.5x, then applied this range to HashiCorp’s estimated next-twelve months’ revenue (calculated as the 12-month period ending January 31, 2025) based on the Street Estimates of $646 million. Based on the fully diluted shares of our common stock outstanding as of April 22, 2024 (calculated utilizing the same methodology as used in the above discounted cash flow analysis) as provided by management of HashiCorp, this analysis implied a range of values for our common stock of approximately $20.61 to $33.87 per share.

The second and third paragraphs under the caption “Financial Projections,” on page 59, are amended and restated to read as follows:

As part of HashiCorp’s exploration and evaluation of a sale of HashiCorp and other strategic alternatives available to HashiCorp (including continuing as an independent company), the HashiCorp Long-Term Plan was prepared by HashiCorp management and reviewed with the HashiCorp Board and the M&A Committee. In addition, for the use and information of the M&A Committee and the HashiCorp Board, HashiCorp management prepared various sensitivities to the financial and operating results implied by the HashiCorp Long-Term Plan, including sensitivities for an upside scenario that assumed improved sales productivity and operating margins. The HashiCorp Long-Term Plan was provided to, and approved by the HashiCorp Board for use by, Qatalyst Partners for purposes of performing its financial analyses in connection with rendering its opinion to the HashiCorp Board, as described in the section of this proxy statement captioned “—Opinion of Qatalyst Partners.” As part of its consideration of the HashiCorp Long-Term Plan, on March 28, 2024, the HashiCorp Board also reviewed sensitivities to the HashiCorp Long-Term Plan that reflected an upside scenario for HashiCorp’s fiscal years 2025 through 2029 and that assumed improved sales productivity and operating margins relative to the HashiCorp Long-Term Plan (which sensitives we refer to as the “Upside Sensitivities”). The HashiCorp Board did not adopt the Upside Sensitivities, and Qatalyst Partners did not use the Upside Sensitivities for purposes of performing its financial analyses in connection with rendering an opinion to the HashiCorp Board. Prospective financial information for HashiCorp’s fiscal years 2024 through 2026 included in a draft of the HashiCorp Long-Term Plan~~,~~ (which we refer to as the “Draft HashiCorp Long-Term Plan~~,~~”), as well as sensitivities to the Draft HashiCorp Long-Term Plan that reflected an upside scenario for HashiCorp’s fiscal years 2024 through 2026 (which we refer to as the “Draft Upside Sensitivities”), were~~was~~ provided to, and discussed with, IBM and certain other potential acquirers of HashiCorp as part of such parties’ respective due diligence review of HashiCorp. In addition, prospective financial information included in HashiCorp’s budget for fiscal year 2025 was also provided to, and discussed with, IBM as part of its due diligence review of HashiCorp; HashiCorp’s budget for fiscal year 2025 was reflected in the HashiCorp Long-Term Plan.

We refer to the HashiCorp-Long Term Plan, ~~and~~the Draft HashiCorp Long-Term Plan, the Upside Sensitivities and the Draft Upside Sensitivities together as the “Financial Projections.” For more information on the preparation, review and use of the Financial Projections, see the section of this proxy statement captioned “—Background of the Merger.”

The chart under the third paragraph on page 61, under the caption “Financial Projections,” is amended and restated, and one new paragraph and one new chart are added thereunder, to read as follows:

(dollars in millions)	2025E	2026E	2027E	2028E	2029E
Revenue	$669	$ 801	$968	$1,179	$1,426
Non-GAAP Operating Income (Loss)(1)	$(36)	$47	$106	$200	$285
Less: Taxes	$(2)	$(2)	$(2)	$(6)	$(42)
Less: Capital Expenditures and Capitalized Internal-Use Software	$(13)	$(13)	$(19)	$(24)	$(29)
Plus: Depreciation and Amortization	$8	$10	$13	$19	$29
Less: Increase (Decrease) in Working Capital	$70	$75	$71	$63	$39
Unlevered Free Cash Flow(2)	$28	$117	$169	$253	$282
Free Cash Flow(3)	$86	$166	$217	$312	$386

(1)
Non-GAAP Operating Income (Loss) is defined as GAAP Operating Income (Loss) adjusted to exclude amortization of stock-based compensation of capitalized internal-use software, stock-based compensation expense, amortization of acquired intangibles and acquisition-related expenses.

(2)
Unlevered Free Cash Flow used by Qatalyst Partners, with the approval of the HashiCorp Board, in its financial analyses (as described in more detail in the section of this proxy statement captioned “—Opinion of Qatalyst Partners”), is calculated as Non-GAAP Operating Income (Loss) (as defined above) subtracting the impact of cash taxes, and adding or subtracting (as applicable) the impact of depreciation and amortization, capital expenditures, capitalized internal-use software costs and changes in net working capital. ~~HashiCorp management’s calculation of Free Cash Flow (as defined in the table below) was not provided to the HashiCorp Board as part of the HashiCorp Long-Term Plan.~~ Fiscal year 2029 assumes a long-term effective tax rate of 21%, as provided by HashiCorp management.

(3)
Free Cash Flow is defined as GAAP net cash provided by (used in) operating activities minus the impact of purchases of property and equipment and capitalized internal-use software. Free Cash Flow includes interest income of $58 million, $49 million, $48 million, $59 million and $71 million for FY2025E, FY2026E, FY2027E, FY2028E and FY2029E, respectively.

The following table summarizes the Upside Sensitivities. As described in the section of this proxy statement captioned “—Background of the Merger,” the Upside Sensitivities were shared with the HashiCorp Board on March 28, 2024, and assumed improved sales productivity and operating margins relative to the HashiCorp Long-Term Plan. IBM did not receive the Upside Sensitivities as part of its due diligence of HashiCorp.

(dollars in millions)	2025E	2026E	2027E	2028E	2029E
Revenue	$682	$880	$1,121	$1,398	$1,728
Non-GAAP Operating Income (Loss)(1)	$(28)	$117	$203	$303	$438
Unlevered Free Cash Flow(2)	$43	$151	$215	$318	$395
Free Cash Flow(3)	$109	$204	$269	$372	$509

(1)
Non-GAAP Operating Income (Loss) is defined as GAAP Operating Income (Loss) adjusted to exclude amortization of stock-based compensation of capitalized internal-use software, stock-based compensation expense, amortization of acquired intangibles and acquisition-related expenses.

(2)
Unlevered Free Cash Flow is calculated as Non-GAAP Operating Income (Loss) (as defined above) subtracting the impact of cash taxes, and adding or subtracting (as applicable) the impact of depreciation and amortization, capital expenditures, capitalized internal-use software costs and changes in net working capital. Fiscal year 2029 assumes a long-term effective tax rate of 21%, as provided by HashiCorp management.

(3)
Free Cash Flow is defined as GAAP net cash provided by (used in) operating activities minus the impact of purchases of property and equipment and capitalized internal-use software. Free Cash Flow includes interest income of $66 million, $54 million, $54 million, $54 million and $54 million for FY2025E, FY2026E, FY2027E, FY2028E and FY2029E, respectively.

The following new paragraph and new chart are added to the end of the section captioned “Financial Projections,” on page 62:

The following table summarizes the Draft Upside Sensitivities. As described in the section of this proxy statement captioned “—Background of the Merger,” the Draft Upside Sensitivities were shared with IBM in conjunction with the Draft HashiCorp Long-Term, and assumed improved sales productivity and operating margins relative to the Draft HashiCorp Long-Term Plan. The Draft Upside Sensitivities did not include sensitivities for HashiCorp’s fiscal years 2027 through 2029.

(dollars in millions)	2024E	2025E	2026E
Revenue	$581	$678	$876
Non-GAAP Operating Income (Loss)(1)	$(85)	$(22)	$116
Free Cash Flow(2)	$(32)	$116	$209

(1)
Non-GAAP Operating Income (Loss) is defined as GAAP Operating Income (Loss) adjusted to exclude amortization of stock-based compensation of capitalized internal-use software, stock-based compensation expense, amortization of acquired intangibles and acquisition-related expenses.

(2)
Free Cash Flow is defined as GAAP net cash provided by (used in) operating activities minus the impact of purchases of property and equipment and capitalized internal-use software. Free Cash Flow includes interest income of $65 million, $66 million and $54 million for FY2024E, FY2025E and FY2026E, respectively. Sensitivities for Unlevered Free Cash Flow (as defined in the table above) were not calculated as part of the Draft Upside Sensitivities.

The heading “Non-Employee Director Equity Awards” on page 65 of this proxy statement is amended and restated to read “Executive Officer and Non-Employee Director Equity Awards,” and the following new paragraph is added after the existing paragraph under this heading, on page 66.

Ms. St. Ledger is entitled to full acceleration of her outstanding equity awards upon the closing of the merger so long as she remains a member of the HashiCorp Board through immediately prior to the closing of the merger.

The second item of the bulleted list on page 69, in the section of this proxy statement captioned “Interests of HashiCorp’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” is amended and restated to read as follows:

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that the named executive officers (other than Mr. Sweeney, who is no longer one of our employees) each experiences an involuntary termination or qualifying termination (as applicable) immediately following the effective time that results in severance benefits becoming payable to such named executive officer under his or her severance agreement or IBM offer letter, as applicable. In Ms. St. Ledger’s case, she will be entitled to full accelerated vesting of her outstanding equity awards so long as she remains a member of the HashiCorp Board through immediately prior to the closing of the merger; in such case, (i) the value reported for her in the “Equity” column of the table immediately below (and in the “Value of HashiCorp RSUs” and “Total” columns in the table in footnote (2) to the table immediately below) would be $12,246,395 and (ii) the value reported for her in the “Total” column of the table immediately below would be $12,917,365.

A new second paragraph is added under the caption “Litigation Relating to the Merger” on page 81 of the proxy statement. As a result, the existing second paragraph is revised as indicated below and is now the third paragraph.

On June 25, 2024, a purported stockholder of HashiCorp filed a complaint in the Supreme Court of the State of New York, County of New York against HashiCorp and the members of the HashiCorp Board. This complaint is captioned Collins v. HashiCorp, Inc., et al., Index No. 653188/2024. On June 26, 2024, another purported stockholder of HashiCorp filed another complaint in the Supreme Court of the State of New York, County of New York against HashiCorp and the members of the HashiCorp Board. This complaint is captioned Carroll v. HashiCorp, Inc., et al., Index No. 653260/2024. Both complaints assert that the defendants violated their fiduciary duties of care, loyalty, good faith and disclosure owed to HashiCorp stockholders for issuing HashiCorp’s definitive proxy statement with alleged omissions and misrepresentations of material information. Both complaints seek, among other things, to (1) enjoin defendants from consummating the merger unless and until defendants cure certain alleged disclosure deficiencies in the proxy statement; (2) rescind the merger and recover damages; and (3) recover reasonable attorneys’ and experts’ fees and expenses.

HashiCorp believes that these lawsuits are without merit, but there can be no assurance that HashiCorp will ultimately prevail in these or other lawsuits. Additional lawsuits may be filed before the special meeting or the consummation of the merger.

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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-8240
Banks and Brokers may call collect: (212) 750-5833